Exhibit (h)(2)(l)
AMENDMENT NO. 3 TO THE
ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT
     The Administration and Shareholder Services Agreement first made the 13th day of June, 2001 (the “Agreement”), and subsequently amended from time to time, by and among Pacific Life Funds (formerly, “Pacific Funds”) (the “Fund”), a Delaware statutory (formerly “business”) trust and Pacific Life Insurance Company (the “Administrator”), an insurance company domiciled under the laws of Nebraska (formerly “California”), is hereby amended as follows, effective April 6, 2011 (the “Amendment”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
     WHEREAS, the Fund and the Administrator desire to amend the Agreement in accordance with the provisions set forth in this Amendment;
     NOW THEREFORE, in consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and valuable consideration paid in connection with the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Fund and Administrator agree that the Agreement is amended as follows:
     In Section (4) of the Agreement, the following new paragraph (c) is added:
     Compensation.
     (c) Pacific Life shall bill the Fund at least quarterly, within 30 days of the end of the period. Amounts are due 30 days after the billing date. Pacific Life has the right, in addition to all other rights and remedies available to it, to offset all assets and liabilities arising under agreements to which it is a party with the Fund, if applicable, including the unpaid balance of amounts owed to it in connection with the services provided under this Agreement. Net amounts due and/or payable will be determined at the end of each accounting period.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS

By: Name:	/s/ Sharon E. Pacheco Sharon E. Pacheco	By: Name:	/s/ Jane M. Guon Jane M. Guon
Title:	Vice President & Chief Compliance Officer	Title:	Secretary

PACIFIC LIFE INSURANCE COMPANY

By: Name:	/s/ Sharon A. Cheever Sharon A. Cheever	By: Name:	/s/ Jane M. Guon Jane M. Guon
Title:	Senior Vice President & General Counsel	Title:	Secretary